FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Higher Second Quarter Revenue and Net Income

JERSEY CITY, New Jersey, July 26, 2004 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) announced today that net income for the second quarter ended June 30, 2004 increased to $7,145,000, or $0.62 per diluted share. Net income for the quarter included net proceeds of $2,395,000 from the settlement of a lawsuit and a fixed asset write down of $1,033,000. The net effect of this settlement and writedown was to increase Bel's net earnings on an after-tax basis by $0.12 per diluted share. For the second quarter of 2003, net income was $2,757,000, or $0.25 per diluted share. Gross margin improved to 31% of revenue from 27% for the second quarter of 2003. Revenue increased to $48,390,000 from $44,821,000 for the same period a year ago.

For the six months ended June 30, 2004, net income increased to $11,800,000, or $1.03 per diluted share, compared to $4,538,000, or $0.41 per diluted share, for the first half of 2003. Revenue increased 30% to $90,747,000 from $69,769,000 for last year's first six months. First half results reflect the contribution of Insilco since its acquisition on March 24, 2003.

"Second quarter revenue increased 8% compared to the last year's second quarter and was 14% ahead of this year's first quarter, reflecting sales gains across all of our product lines, led by MagJack® integrated connectors with magnetics. Even without the benefit of the legal settlement, Bel had a strong quarter, with increased profitability fueled primarily by higher gross margin and lower selling, general and administrative expenses compared to the second quarter of 2003," said Daniel Bernstein, Bel's president.

At June 30, 2004, Bel reported cash, cash equivalents and marketable securities of approximately $76,324,000, working capital of approximately $119,726,000, a current ratio of 6-to-1, total long term debt of $5,500,000 and shareholders' equity of approximately $160,758,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21197488 after 1:00 p.m. EDT.

About Bel

Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed, are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

	(unaudited)		(unaudited)

Net Sales	$48,390	$44,821	$90,747	$69,769

Cost of expenses:
Cost of sales	33,196	32,908	62,987	50,875
Selling, general and administrative expenses	8,119	8,322	15,069	13,169
Fixed asset write-down	1,033	--	1,033	--

	42,348	41,230	79,089	64,044

Income from operations	6,042	3,591	11,658	5,725

Other income - net	116	--	163	116
Lawsuit proceeds	2,935	--	2,935	--

Earnings before income tax provision	9,093	3,591	14,756	5,841
Income tax provision	1,948	834	2,956	1,303

Net earnings	$7,145	$2,757	$11,800	$4,538

Net earnings per common share
Basic	0.64	0.25	1.05	0.41
Diluted	$0.62	$0.25	$1.03	$0.41

Weighted average common shares outstanding
Basic	11,247	10,956	11,225	10,951
Diluted	11,478	11,091	11,474	11,081

CONDENSED CONSOLIDATED BALANCE SHEETS
($000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2004	2003	LIABILITIES & EQUITY	2004	2003
	(Unaudited)	(Audited)		(Unaudited)	(Audited)

Current assets	$144,140	$121,465	Current liabilities	$24,414	$19,714

Property, plant &
equipment - net	41,301	44,120	Long-term liabilities	7,688	8,484

Goodwill, net	9,882	9,882	Deferred income taxes	8,412	6,764

Intangibles &
other assets	5,949	6,350	Stockholders' equity	160,758	146,855

Total assets	$201,272	$181,817	Total liabilities & equity	$201,272	$181,817